Exhibit 99.1

HALLIBURTON ANNOUNCES FIRST QUARTER 2024 RESULTS

•Net income of $0.68 per diluted share.
•Adjusted net income per diluted share1 of $0.76.
•Revenue of $5.8 billion and operating margin of 17%.
•Cash flow from operations of $487 million and free cash flow2 of $206 million.
•Repurchases of approximately $250 million of common stock.

HOUSTON – April 23, 2024 – Halliburton Company (NYSE: HAL) announced today net income of $606 million, or $0.68 per diluted share, for the first quarter of 2024. This compares to net income for the first quarter of 2023 of $651 million, or $0.72 per diluted share. Adjusted net income3 in the first quarter of 2024, was $679 million, or $0.76 per diluted share. Halliburton's total revenue for the first quarter of 2024 was $5.8 billion, a 2% increase when compared to the first quarter of 2023. Operating income was $987 million in the first quarter of 2024, flat when compared to the first quarter of 2023.

"Halliburton delivered solid first quarter results that again demonstrated the power of our strategy and the strength of our execution. Activity in North America recovered from fourth-quarter lows, and our international business delivered its 11th consecutive quarter of year-on-year growth," commented Jeff Miller, Chairman, President and CEO.

"Our customers’ multi-year activity plans across markets and asset types confirms my confidence in the strength and duration of this upcycle.

"Halliburton demonstrated its commitment to shareholder returns in the first quarter and repurchased $250 million of common stock - a solid start to the year and a good benchmark for our expectations going forward," concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the first quarter of 2024 was $3.4 billion, down slightly when compared to the first quarter of 2023, while operating income was $688 million, an increase of $22 million, or 3%. These results were primarily driven by reduced pressure pumping services in U.S. land. Partially offsetting this decline were higher completion tool sales in the Western Hemisphere and Europe/Africa, improved stimulation activity in Latin America, increased cementing activity internationally, and higher artificial lift activity in North America. Operating income increased due to completion tool product sales and activity and pricing in artificial lift and cementing services.

Drilling and Evaluation

Drilling and Evaluation revenue in the first quarter of 2024 was $2.4 billion, an increase of $163 million, or 7%, when compared to the first quarter of 2023, while operating income was $398 million, an increase of $29 million, or 8%. These results were driven by higher drilling-related services in the Middle East and North America, improved activity in multiple product service lines in Latin America, and higher fluid services in Europe. Partially offsetting these improvements were lower project management activity in the Middle East/Asia, reduced wireline activity in North America, reduced drilling services in Europe/Africa, and lower fluid services in Asia.

Geographic Regions

North America

North America revenue in the first quarter of 2024 was $2.5 billion, an 8% decrease when compared to the first quarter of 2023. This decline was primarily driven by lower pressure pumping services in U.S. land along with lower wireline activity throughout the region. Partially offsetting these declines were improved completion tool sales, higher pressure pumping services, and improved drilling-related services in the Gulf of Mexico along with higher artificial lift activity in U.S. land.

International

International revenue in the first quarter of 2024 was $3.3 billion, an increase of 12% when compared to the first quarter of 2023.

Latin America revenue in the first quarter of 2024 was $1.1 billion, an increase of 21% year over year. This improvement was primarily due to higher drilling-related services and increased software sales in Mexico, improved pressure pumping services and fluid services in Argentina, and increased activity in multiple product service lines in Brazil and Ecuador. Partially offsetting these improvements was lower fluid services in Brazil and the Caribbean.

Europe/Africa revenue in the first quarter of 2024 was $729 million, an increase of 10% year over year. This increase was primarily driven by higher completion tool sales in the region and improved fluid services in Norway and the Caspian Area. Partially offsetting these improvements was lower drilling services in the region.

Middle East/Asia revenue in the first quarter of 2024 was $1.4 billion, an increase of 6% year over year. This increase was primarily due to improved activity in multiple product service lines in Kuwait, Saudi Arabia, and Oman. Partially offsetting these improvements were decreased project management activity in India and Saudi Arabia and lower fluid services in Asia.

Other Financial Items

During the first quarter of 2024, Halliburton:

•Repurchased approximately $250 million of its common stock.

•Paid dividends of $0.17 per share.

•Spent $34 million on SAP S4 migration.

Selective Technology & Highlights

•Halliburton introduced Reservoir Xaminer™, a formation testing service designed to provide precise formation pressure measurements and representative samples of the reservoir fluid in less time. Reservoir Xaminer service is designed to provide fast, high-quality, and customized data, even in the toughest conditions. It features an innovative technological advancement in the enhanced probe section with dual quartz pressure sensors. Additionally, the service provides real-time monitoring, larger area dual probes, and high-strength straddle packers. This gives operators the ability to test their formations more quickly and accurately.

•Halliburton added the CorrosaLock™ cement system to its growing carbon capture, utilization, and storage (CCUS) portfolio. The CorrosaLock cement system, which is designed for CO2 storage, is a composite of Portland-based cement and Halliburton’s proprietary WellLock® resin system. The incorporation of resin generates a film on the composite surface that creates a coating effect that aids in bonding. Resin also reduces the system’s effective porosity and forms an adhesive layer to help protect cement from CO2 degradation. The result is enhanced cement sheath elasticity and shear bond strength that allows the barrier to better withstand downhole forces during cyclic injection and provides increased anchoring force to the formation when compared to conventional cement systems. The CorrosaLock system joins the WellLock resin system, ThermaLock™ cement, and CorrosaCem™ cement system as part of Halliburton’s advanced CCUS portfolio.

•Halliburton added the SuperFill™ II diverter to its SuperFill™ surge reduction equipment portfolio. The SuperFill II diverter redirects fluid flow to minimize frictional pressure loss through the length of the landing string, which enhances the benefits of the auto-fill float equipment. The innovative operating glass seat provides an open internal flow path with no restrictions once the diverter is closed. The SuperFill II diverter is compatible with the industry’s liner and subsurface release plug systems. The versatility of this feature ensures increased efficiency throughout the entire operational spectrum, from running casing to total depth, to the release of the cementing wiper plugs, to the installation of the liner.

•Halliburton Labs announced Pulakesh Mukherjee, a Partner at Imperative Ventures, joined its advisory board. Mr. Mukherjee brings extensive experience in energy systems, innovation, and venture capital to support Halliburton Labs’ collaborative environment where entrepreneurs, academics, investors, and experienced practitioners advance the future of energy faster.

(1)	Adjusted net income per diluted share is a non-GAAP financial measure; please see reconciliation of Net Income to Adjusted Net Income in Footnote Table 1.

(2)	Free cash flow is a non-GAAP financial measure; please see reconciliation of Cash Flows from Operating Activities to Free Cash Flow in Footnote Table 2.

(3)	Adjusted net income is a non-GAAP financial measure; please see reconciliation of Net Income to Adjusted Net Income in Footnote Table 1.

About Halliburton

Halliburton is one of the world’s leading providers of products and services to the energy industry. Founded in 1919, we create innovative technologies, products, and services that help our customers maximize their value throughout the life cycle of an asset and advance a sustainable energy future. Visit us at www.halliburton.com; connect with us on LinkedIn, YouTube, Instagram, and Facebook.

Forward-looking Statements

The statements in this press release that are not historical statements are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: changes in the demand for or price of oil and/or natural gas, including as a result of development of alternative energy sources, general economic conditions such as inflation and recession, the ability of the OPEC+ countries to agree on and comply with production quotas, and other causes; changes in capital spending by our customers; the modification, continuation or suspension of our shareholder return framework, including the payment of dividends and purchases of our stock, which will be subject to the discretion of our Board of Directors and may depend on a variety of factors, including our results of operations and financial condition, growth plans, capital requirements and other conditions existing when any payment or purchase decision is made; potential catastrophic events related to our operations, and related indemnification and insurance; protection of intellectual property rights; cyber-attacks and data security; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, the environment, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; assumptions regarding the generation of future taxable income, and compliance with laws related to and disputes with taxing authorities regarding income taxes; risks of international operations, including risks relating to unsettled political conditions, war, including the ongoing Russia and Ukraine conflict and any expansion of that conflict, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; delays or failures by customers to make payments owed to us; infrastructure issues in the oil and natural gas industry; availability and cost of highly skilled labor and raw materials; completion of potential dispositions, and acquisitions, and integration and success of acquired businesses and joint ventures. Halliburton's Form 10-K for the year ended December 31, 2023, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2024	2023	2023
Revenue:
Completion and Production	$3,373	$3,409	$3,317
Drilling and Evaluation	2,431	2,268	2,422
Total revenue	$5,804	$5,677	$5,739
Operating income:
Completion and Production	$688	$666	$716
Drilling and Evaluation	398	369	420
Corporate and other	(65)	(58)	(63)
SAP S4 upgrade expense	(34)	—	(15)
Total operating income	987	977	1,058
Interest expense, net	(92)	(101)	(98)
Loss on Blue Chip Swap transactions (a)	—	—	(6)
Other, net (b)	(108)	(47)	(119)
Income before income taxes	787	829	835
Income tax provision (c)	(178)	(174)	(168)
Net income	$609	$655	$667
Net income attributable to noncontrolling interest	(3)	(4)	(6)
Net income attributable to company	$606	$651	$661

Basic and diluted net income per share	$0.68	$0.72	$0.74
Basic weighted average common shares outstanding	889	904	893
Diluted weighted average common shares outstanding	891	907	897

(a)
The Central Bank of Argentina maintains currency controls that limit our ability to access U.S. dollars in Argentina and remit cash from our Argentine operations. The execution of certain trades known as Blue Chip Swaps, effectively results in a parallel U.S. dollar exchange rate. During the three months ended December 31, 2023, Halliburton entered into Blue Chip Swap transactions which resulted in a $6 million pre-tax loss.

(b)
During the three months ended March 31, 2024, Halliburton incurred a charge of $82 million primarily due to impairment of an investment in Argentina and currency devaluation in Egypt. Halliburton incurred a loss of $103 million due to the devaluation of the currency in Argentina during the three months ended December 31, 2023.

(c)
The tax provision during the three months ended March 31, 2024, includes the tax effect on the impairment of an investment in Argentina and Egypt currency impact. The tax provision during the three months ended December 31, 2023 includes the tax effect on the Argentina currency impact. Additionally, during the three months ended December 31, 2023 the tax provision includes the loss on Blue Chip Swap transactions.

See Footnote Table 1 for Reconciliation of Net Income to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	March 31	December 31
	2024	2023
Assets
Current assets:
Cash and equivalents	$1,891	$2,264
Receivables, net	5,103	4,860
Inventories	3,258	3,226
Other current assets	1,171	1,193
Total current assets	11,423	11,543
Property, plant, and equipment, net	4,973	4,900
Goodwill	2,850	2,850
Deferred income taxes	2,472	2,505
Operating lease right-of-use assets	1,082	1,088
Other assets	1,854	1,797
Total assets	$24,654	$24,683

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,092	$3,147
Accrued employee compensation and benefits	542	689
Current portion of operating lease liabilities	267	262
Other current liabilities	1,478	1,510
Total current liabilities	5,379	5,608
Long-term debt	7,637	7,636
Operating lease liabilities	883	911
Employee compensation and benefits	381	408
Other liabilities	692	687
Total liabilities	14,972	15,250
Company shareholders’ equity	9,636	9,391
Noncontrolling interest in consolidated subsidiaries	46	42
Total shareholders’ equity	9,682	9,433
Total liabilities and shareholders’ equity	$24,654	$24,683

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31
	2024	2023
Cash flows from operating activities:
Net income	$609	$655
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation, depletion, and amortization	263	241
Working capital (a)	(341)	(728)
Other operating activities	(44)	(46)
Total cash flows provided by operating activities	487	122
Cash flows from investing activities:
Capital expenditures	(330)	(268)
Proceeds from sales of property, plant, and equipment	49	41
Other investing activities	(100)	(68)
Total cash flows used in investing activities	(381)	(295)
Cash flows from financing activities:
Stock repurchase program	(250)	(100)
Dividends to shareholders	(151)	(145)
Other financing activities	(21)	(4)
Total cash flows used in financing activities	(422)	(249)
Effect of exchange rate changes on cash	(57)	(45)
Decrease in cash and equivalents	(373)	(467)
Cash and equivalents at beginning of period	2,264	2,346
Cash and equivalents at end of period	$1,891	$1,879

(a)	Working capital includes receivables, inventories, and accounts payable.
See Footnote Table 2 for Reconciliation of Cash Flows from Operating Activities to Free Cash Flow.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue	2024	2023	2023
By operating segment:
Completion and Production	$3,373	$3,409	$3,317
Drilling and Evaluation	2,431	2,268	2,422
Total revenue	$5,804	$5,677	$5,739

By geographic region:
North America	$2,546	$2,765	$2,423
Latin America	1,108	915	1,030
Europe/Africa/CIS	729	662	767
Middle East/Asia	1,421	1,335	1,519
Total revenue	$5,804	$5,677	$5,739

Operating Income
By operating segment:
Completion and Production	$688	$666	$716
Drilling and Evaluation	398	369	420
Total operations	1,086	1,035	1,136
Corporate and other	(65)	(58)	(63)
SAP S4 upgrade expense	(34)	—	(15)
Total operating income	$987	$977	$1,058

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of Net Income to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2024	2023	2023
Net income attributable to company	$606	$651	$661

Adjustments:
Loss on Blue Chip Swap transactions	—	—	6
Other, net (a)	82	—	103
Total adjustments, before taxes	82	—	109
Tax adjustment (b)	(9)	—	(1)
Total adjustments, net of taxes (c)	73	—	108
Adjusted net income attributable to company (c)	$679	$651	$769

Diluted weighted average common shares outstanding	891	907	897
Net income per diluted share (d)	$0.68	$0.72	$0.74
Adjusted net income per diluted share (d)	$0.76	$0.72	$0.86

(a)
During the three months ended March 31, 2024, Halliburton incurred a charge of $82 million primarily due to impairment of an investment in Argentina and currency devaluation in Egypt. Halliburton incurred a loss of $103 million due to the devaluation of the currency in Argentina during the three months ended December 31, 2023.

(b)
The tax adjustment in the table above includes the tax effect on the impairment of an investment in Argentina and Egypt currency impact during the three months ended March 31, 2024. During the three months ended December 31, 2023 the tax adjustment includes the tax effect on the Argentina currency impact. Additionally, during the three months ended December 31, 2023, the tax adjustment also includes the loss on Blue Chip Swap transactions.

(c)
Adjusted net income attributable to company is a non-GAAP financial measure which is calculated as: “Net income attributable to company” plus "Total adjustments, net of taxes" for the respective periods. Management believes net income adjusted for the Argentina and Egypt currency impact, Argentina investment impairment, and the loss on Blue Chip Swap transactions, along with the tax adjustment, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items.

(d)
Net income per diluted share is calculated as: "Net income attributable to company" divided by "Diluted weighted average common shares outstanding." Adjusted net income per diluted share is a non-GAAP financial measure which is calculated as: "Adjusted net income attributable to company" divided by "Diluted weighted average common shares outstanding." Management believes adjusted net income per diluted share is useful to investors to assess and understand operating performance.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2024	2023	2023
Total cash flows provided by operating activities	$487	$122	$1,410
Capital expenditures	(330)	(268)	(399)
Proceeds from sales of property, plant, and equipment	49	41	59
Free cash flow (a)	$206	$(105)	$1,070

(a)
Free Cash Flow is a non-GAAP financial measure which is calculated as “Total cash flows provided by operating activities” less “Capital expenditures” plus “Proceeds from sales of property, plant, and equipment.” Management believes that Free Cash Flow is a key measure to assess liquidity of the business and is consistent with the disclosures of Halliburton's direct, large-cap competitors.

Conference Call Details

Halliburton Company (NYSE: HAL) will host a conference call on Tuesday, April 23, 2024, to discuss its first quarter 2024 financial results. The call will begin at 8:00 a.m. CT (9:00 a.m. ET).

Please visit the Halliburton website to listen to the call via live webcast. A recorded version will be available under the same link immediately following the conclusion of the conference call. You can also pre-register for the conference call and obtain your dial in number and passcode by clicking here.

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CONTACTS

Investors Relations Contact
David Coleman
Investors@Halliburton.com
281-871-2688

Media Relations
Victoria Ingalls
PR@Halliburton.com
281-871-2601